Exhibit 99

Contact:	Richard Wasielewski
Nortech Systems Incorporated
(952) 345-2244
or
Warren Djerf
Brookside Communications Group
952-920-3908 or warren@brookcomm.net

Nortech Systems Enters Into New Financing Agreement

MINNEAPOLIS — June 2, 2010 — Nortech Systems Incorporated (NASDAQ: NSYS) has entered into a new financing agreement with Wells Fargo Bank, N.A.

On May 27, 2010, Nortech Systems entered into a third amended and restated credit and security agreement with Wells Fargo Bank, N.A. and its Business Credit operating division, which provides a $12 million line of credit through May 31, 2013, and real estate term notes maturing on May 31, 2012.

“This new long-term financing agreement, along with revenues generated from operations, will continue to satisfy our liquidity needs,” said Richard Wasielewski, chief financial officer of Nortech Systems.  “It reinforces the substantial progress we’ve made, builds on our strong partnership with Wells Fargo Bank and continues the positive momentum shown in our first quarter results.”

About Nortech Systems Incorporated

Nortech Systems Incorporated (www.nortechsys.com), based in Wayzata, Minn., is a full-service electronics manufacturing services (EMS) provider of wire and cable assemblies, printed circuit board assemblies, and higher-level complete box build assemblies for a wide range of industries. Markets served include industrial equipment, aerospace/defense and medical. The company has manufacturing capabilities and operating partners in the U.S., Asia and Latin America. Nortech Systems Incorporated is traded on the NASDAQ Stock Market under the symbol NSYS.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. While this release is based on management’s best judgment and current expectations, actual results may differ and involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: volatility in market conditions which may affect market supply of and demand for the company’s products; increased competition; changes in the reliability and efficiency of operating facilities or those of third parties; risks related to availability of labor; commodity and energy cost instability; general economic, financial and business conditions that could affect the company’s financial condition and results of operations; as well as risk factors listed from time to time in the company’s filings with the SEC.